Exhibit 10.12

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees. The cash compensation paid to our non-employee directors consists of annual cash retainers paid to each Board member, our Chairman of the Board and each Board committee chair, except for the chair of our Scientific Review Committee. The following table sets forth the annual cash retainers currently paid to our non-employee directors:

Description	Annual Cash Retainer
Board Member (other than Chairman of the Board)	$18,000
Chairman of the Board	22,500
Audit and Finance Committee Chair	9,000
Compensation Committee Chair	4,500
Nominating and Corporate Governance Committee Chair	4,500

The annual cash retainers are paid on a quarterly basis in the beginning of each calendar quarter. For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.

We also pay each of our non-employee directors an additional cash fee of $1,800 for each Board meeting attended in person and $900 for each Board meeting attended via telephone and each Board committee meeting attended in person or via telephone.

We do not compensate Mr. Simes separately for serving on the Board of Directors or any of the Board committees. We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

Stock Options. In February 2009, we granted each non-employee director a ten-year stock option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options were granted on February 2, 2009 and vested in full on February 2, 2010. In October 2009, we granted each of Dr. Potts and Dr. Sherwin a ten-year stock option to purchase 15,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options were granted on October 14, 2009 and vests with respect to 25 percent of the underlying shares of common stock on each of the following dates, so long as the individual remains a director of our company as of such date: October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013.

In February 2010, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved resolutions providing for automatic initial and annual stock option grants to our non-employee directors. Pursuant to these resolutions, each new non-employee director will be granted on the date of the director’s initial election to the Board of Directors an initial option to purchase 15,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in four equal annual installments and expire on the ten-year anniversary of the date of grant. In addition, each non-employee director will be granted on the last business day of each March a ten-year option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in full on the one-year anniversary of the date of grant. In addition, our then Chairman of the Board will be granted on the last business day of each March an additional ten-year option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in full on the one-year anniversary of the date of grant On March 31, 2010, we will grant each non-employee director a ten-year option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options will vest in full on March 31, 2011. We also will grant our Chairman of the Board an additional option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. This stock option also will be granted on March 31, 2010 and will vest in full on March 31, 2011.

Reimbursement of Expenses. We reimburse each member of our Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.